Exhibit 4.3

EXECUTION VERSION

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

WARRANT NO. 2016-        NUMBER OF SHARES: _______
DATE OF ISSUANCE: June 3, 2016        (subject to adjustment hereunder)
EXPIRATION DATE: June 3, 2021

WARRANT TO PURCHASE SHARES
OF COMMON STOCK OF

ACHAOGEN, INC.
This Warrant is issued to _________________, or its registered assigns (including any successors or assigns, the “Holder”), pursuant to that certain Securities Purchase Agreement, dated as of June 1, 2016, among Achaogen, Inc., a Delaware corporation (the “Company”), the Holder and certain other parties thereunder (the “Purchase Agreement”) and is subject to the terms and conditions of the Purchase Agreement.
1.EXERCISE OF WARRANT.
(a)    Number and Exercise Price of Warrant Shares; Expiration Date. Subject to the terms and conditions set forth herein and set forth in the Purchase Agreement, the Holder is entitled to purchase from the Company ________ shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) (as adjusted from time to time pursuant to the provisions of this Warrant) (the “Warrant Shares”), at a purchase price of $3.66 per share (the “Exercise Price”), on or before 5:00 p.m. New York City time on June 3, 2021 (the “Expiration Date”).
(b)    Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 1(a) above, the Holder may exercise this Warrant upon paying the Exercise Price by either:
(1)    wire transfer to the Company or cashier’s check drawn on a United States bank made payable to the order of the Company, or
(2)    exercising of the right to credit the Exercise Price against the Fair Market Value (as defined below) of the Warrant Shares (as defined below) at the time of exercise (the “Net Exercise”) pursuant to Section 1(c).

(c)    Net Exercise. If the Company shall receive written notice from the Holder at the time of exercise of this Warrant that the Holder elects to Net Exercise the Warrant, the Company shall deliver to such Holder (without payment by the Holder of any exercise price in cash) that number of Warrant Shares computed using the following formula:
Where

X =	The number of Warrant Shares to be issued to the Holder.

Y =
The number of Warrant Shares purchasable under this Warrant [or, if only a portion of the Warrant is being exercised in accordance with Section 5(c), the portion of the Warrant being cancelled (at the date of such calculation)][1].

A =	The Fair Market Value of one share of Common Stock (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculations).
The “Fair Market Value” of one share of Common Stock shall mean (x) the last reported sale price and, if there are no sales, the last reported bid price, of the Common Stock on the last trading day prior to the date of exercise on the NASDAQ Global Market as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting sales prices of the Common Stock) (collectively, “Bloomberg”), or (y) if the foregoing does not apply, the last sales price of such security in the over-the-counter market on the pink sheets by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.) (the “pink sheets”) or bulletin board for such security as reported by Bloomberg, or if no sales price is so reported, the last bid price of the Common Stock as reported by Bloomberg or (z) if the fair market value cannot be calculated on any of the foregoing bases, the fair market value determined by the Company’s Board of Directors in good faith.
(d)    Rule 144. For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, it is intended that the Warrant Shares issued in a Net Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Purchase Agreement.

1 Note to Form: This clause will be included only for Warrants issued to Growth Equity Opportunities Fund IV, LLC (“NEA”), EcoR1 Capital (“EcoR1”), Sphera Global Healthcare Master Fund (“Sphera”) and any Purchasers affiliated therewith.

(e)    Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed.
2.    CERTAIN ADJUSTMENTS.
(a)Adjustment of Number of Warrant Shares and Exercise Price. The number and kind of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:
(1)    Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the Date of Issuance but prior to the Expiration Date subdivide its shares of capital stock of the same class as the Warrant Shares, by split-up or otherwise, or combine such shares of capital stock, or issue additional shares of capital stock as a dividend with respect to any shares of such capital stock, the number of Warrant Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 2(a)(1) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.
(2)    Reorganizations or Mergers. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 2(a)(1) above) that occurs after the Date of Issuance, then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and/or other securities or property (including, if applicable, cash) receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Warrant Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price payable hereunder, provided the aggregate Exercise Price shall remain the same (and, for the avoidance of doubt, this Warrant shall be exclusively exercisable for such shares of stock and/or other securities or property from and after the consummation of such reclassification or other change in the capital stock of the Company).
(3)    Rights Upon Distribution of Assets. If the Company shall declare or make any dividend, other distribution of its assets (or rights to acquire its assets) or evidences of its indebtedness to holders of shares of Common Stock generally (which dividend or other distribution has not already been given to the Holder with respect to the Warrant Shares), by way of return of capital or otherwise not addressed by this Section 2 above (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, subdivision, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant and prior to the Expiration Date, then, in each such case the Holder shall be entitled (subject to the following proviso) to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant[, including without limitation, the Beneficial Ownership Limitation]2) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution; provided, however, that the Holder shall only be permitted to take delivery of such Distribution if and to the extent the Holder exercises some or all of the Warrant [(the portion of delivery of the Distribution shall be based on the pro-rata portion of the Warrant Shares issuable upon the portion of the Warrant exercised as compared to the maximum number of Warrant Shares issuable upon complete exercise of the Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Beneficial Ownership Limitation))]3, provided that, to the extent that the Warrant has not been partially or completely exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised the Warrant, at which time the Company shall issue to the Holder the pro-rata portion of such Distribution equivalent to that portion of this Warrant then exercised. [Notwithstanding anything to the contrary contained herein, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and its affiliates exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to the extent of the Beneficial Ownership Limitation (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and its affiliates exceeding the Beneficial Ownership Limitation, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).]4

2 Note to Form: This clause will be included only for Warrants issued to NEA, EcoR1, Sphera and any Purchasers affiliated therewith.
3 Note to Form: This clause will be included only for Warrants issued to NEA, EcoR1, Sphera and any Purchasers affiliated therewith.
4 Note to Form: This sentence will be included only for Warrants issued to NEA, EcoR1, Sphera and any Purchasers affiliated therewith.

(b)Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Warrant Shares or other securities or property thereafter purchasable upon exercise of this Warrant.
(c)Calculations. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in such price; provided, however, that any adjustment which by reason of this Section 2(c) is not required to be made shall be carried forward and taken into account in any subsequent adjustments under this Section 2. All calculations under this Section 2 shall be made by the Company in good faith and shall be made to the nearest cent or to the nearest one hundredth of a share, as applicable. No adjustment need be made for a change in the par value or no par value of the Company’s Common Stock.
(d)Treatment of Warrant upon a Fundamental Transaction.
(1)If, at any time while this Warrant is outstanding there is a Fundamental Transaction (as defined below), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the Holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof.
(2)Notwithstanding Section 2(d)(1) above, at any time during the period beginning after the Holder’s receipt of a Fundamental Transaction Notice (as defined below) from the Company and ending ten (10) trading days prior to the scheduled consummation of such Fundamental Transaction, the Holder may require the Company to redeem (a “Redemption Upon Fundamental Transaction”) all of this Warrant pursuant to the provisions of Section 2(d)(1) above by delivering written notice thereof (“Fundamental Transaction Redemption Notice”) to the Company; provided, that such Fundamental Transaction Redemption Notice shall be irrevocable by the Holder. If the Holder properly delivers a Fundamental Transaction Redemption Notice to the Company in accordance with the terms of this Warrant and such Fundamental Transaction is consummated, the Warrant shall be redeemed by the Company at a price payable (x) in the case of a Cash-Out Fundamental Transaction (as defined below) or in the case of a Mixed Fundamental

Transaction (as defined below) to the extent of the percentage of the cash consideration in such Mixed Fundamental Transaction (determined in accordance with the definition of a Mixed Fundamental Transaction below), in cash equal to the Black Scholes Value (as defined below) of this Warrant, and (y) in the case of a Fundamental Transaction not described in the foregoing subclause (x) or to the extent of the percentage of the consideration represented by securities of the successor entity in a Mixed Fundamental Transaction (as determined in accordance with the definition of Mixed Fundamental Transaction below), in a number of shares of the Common Stock equal to the Black Scholes Value of this Warrant subject to redemption under this clause (y) divided by the Weighted Average Price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then being traded on the trading day immediately preceding the date on which the Fundamental Transaction is consummated.
(3)The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 2(d) and ensuring that the provisions of this Warrant (or any such replacement security) shall similarly apply to subsequent transactions analogous to a Fundamental Transaction.
(e)Notice of Fundamental Transaction. The Company shall provide written notice to the Holder of a Fundamental Transaction reasonably promptly after public announcement thereof (and, in any event, not less than twenty (20) trading days prior to the consummation of such Fundamental Transaction) and such notice shall include (i) the projected date of consummation of the Fundamental Transaction to the extent known at the time such notice is delivered and (ii) the expected consideration to be received by the Company’s stockholders in such Fundamental Transaction (including an indication as to whether the Fundamental Transaction is expected to constitute a Cash-Out Fundamental Transaction or Mixed Fundamental Transaction or other form of Fundamental Transaction) (such notice, the “Fundamental Transaction Notice”).
(f)Definitions.
(1)“Black Scholes Value” shall mean the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the OV function on Bloomberg determined as of the day of the closing of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100-day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction and (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in the Fundamental Transaction, such non-cash values to be as set forth in any definitive agreement for the Fundamental Transaction that has been executed around the time of the first public announcement of the Fundamental Transaction or, if no such value is determinable from such definitive agreement, based on the closing market price for shares of the successor entity on its principal securities exchange or quotation system on the trading day preceding the first public announcement of the Fundamental Transaction or, if the successor entity is not a Publicly Traded

Successor Entity, then as mutually determined in good faith by the Holder and the Company's Board of Directors. In addition, for purposes of determining the Black Scholes Value, this Warrant shall be deemed to be exercisable from and after the Date of Issuance of the Warrant regardless of any restrictions on exercisability.
(2)“Bloomberg” means Bloomberg Financial Markets.
(3)A “Cash-Out Fundamental Transaction” shall mean a Fundamental Transaction in which the consideration payable to holders of the Common Stock in connection with the Fundamental Transaction consists solely of cash.
(4)A “Fundamental Transaction” shall mean (i) a merger or consolidation of the Company with another entity, in which the Company is not the survivor or the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting securities of the surviving entity, (ii) the Company effects any sale of all or substantially all of its assets or a majority of its Common Stock is acquired by a third party, (iii) a purchase, tender or exchange offer accepted by the holders of a majority of the outstanding voting shares of capital stock of the Company, directly or indirectly, in one or more related transactions, (iv) a “person” or “group” (as these terms are used for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly at least a majority of the voting power of the capital stock of the Company through a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person, or (v) the Company has elected to reorganize, recapitalize or reclassify its Common Stock (other than to change domicile).
(5)A “Mixed Fundamental Transaction” shall mean a Fundamental Transaction where the consideration payable to stockholders of the Company consists partially of cash and partially of securities of a successor entity. If the successor entity is a publicly traded entity whose shares (or American Depositary Shares representing such shares) are quoted on or listed for trading on the over-the-counter bulletin board, the New York Stock Exchange, Inc., the NYSE Arca, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the NYSE Amex (“Publicly Traded Successor Entity”), the percentage of consideration represented by securities of such successor entity shall be equal to the quotient of (x) the product of the aggregate anticipated number of shares of the Publicly Traded Successor Entity to be issued (based on the trading day preceding the first public announcement of the Mixed Fundamental Transaction) to holders of the Common Stock of the Company multiplied by the closing market price for such shares of the Publicly Traded Successor Entity on its principal securities exchange on the trading day preceding the first public announcement of the Mixed Fundamental Transaction, divided by (y) the sum of the amount determined in subclause (x) plus the aggregate value of other consideration, including cash consideration, in such Fundamental Transaction. If the successor entity is not a Publicly Traded Successor Entity, the percentage of consideration represented by securities of such successor entity shall be as determined in good faith by the Company’s Board of Directors.

(6)“Weighted Average Price” shall mean, for any security as of any date, the dollar volume-weighted average price for such security on the NASDAQ Global Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the pink sheets. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as determined in good faith by the Company’s Board of Directors. All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.
3.    NO STOCKHOLDER RIGHTS. Until the exercise of this Warrant, the Holder shall not have, nor exercise, any rights as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Company), except as provided in Section 9 below.
4.    COVENANT TO PERFORM; NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will at all times in good faith carry out all the provisions of this Warrant and will not, by amendment of its certificate of incorporation, bylaws or other organizational documents or through a Fundamental Transaction, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, 100% of the number of shares of Common Stock issuable upon exercise of this Warrant then outstanding (without regard to any limitations on exercise).
5.    MECHANICS OF EXERCISE.
(a)Delivery of Warrant Shares Upon Exercise. This Warrant may be exercised by the Holder hereof upon the delivery of a Notice of Exercise attached hereto as Exhibit A duly completed and executed on behalf of the Holder hereof, at the principal office of the Company together with payment in full of the Exercise Price (unless the Holder has elected to Net Exercise) then in effect with respect to the number of Warrant Shares as to which the Warrant is being exercised. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. [Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.]5 On or before the second (2nd) business day following the date on which the Company has duly received each of the Exercise Notice and the Aggregate Exercise Price (or a duly executed and delivered notice of Cashless Exercise), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (“Transfer Agent”). On or before the third (3rd) business day following the date on which the Company has received the Exercise Notice (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Notice and the payment of the Aggregate Exercise Price (or a duly executed and delivered notice of Cashless Exercise), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates or book-entry position evidencing such Warrant Shares, as the case may be. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number. The Company shall pay any and all taxes (other than taxes based upon the income of the Holder) which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in any name other than that of the Holder, in either case with respect to any income or transfer tax due by the Holder with respect to such shares of Common Stock issued upon exercise of this Warrant. [Notwithstanding the foregoing, this Warrant may be exercised in part if such partial exercise is required by Section 5(c) hereof. If this Warrant is submitted in connection with any exercise pursuant to this Section 5(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise due the limitations provided by Section 5(c), then the Company shall as soon as practicable and in no event later than five business days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 10) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.]6

5 Note to Form: This sentence will be included only for Warrants issued to NEA, EcoR1, Sphera and any Purchasers affiliated therewith.

6 Note to Form: This sentence will be included only for Warrants issued to NEA, EcoR1, Sphera and any Purchasers affiliated therewith.

(b)Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder within three (3) business days of receipt of the Exercise Notice in compliance with the terms of this Section 5, a certificate or book entry position for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, and if on or after such trading day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) business days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate or evidence of book entry position (and to issue such Warrant Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates or evidence of book entry position representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the closing bid price on the date of exercise.
(c)Holder’s Exercise Limitation.7 Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by the Holder pursuant to Section 1 or otherwise, to the extent (but only to the extent) that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates), would beneficially own in excess of [19.99%]8 [4.99%]9 [9.99%]10 of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant (the “Beneficial Ownership Limitation”).  Notwithstanding the forgoing, the Holder shall have the right to increase or decrease the Beneficial Ownership Limitation to any other number (in no event to exceed 19.99%), with any increase to be effective only upon the Holder providing the Company with prior written notice of such increase, which shall be effective 61 days after delivery of such notice to the Company. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be exercisable (as among all such securities owned by the Holder) shall, subject to such Beneficial Ownership Limitation, be determined by the Holder, and the Company shall have no responsibility for determining the accuracy of the Holder’s determination. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For purposes of the calculation of the Beneficial Ownership Limitation, the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant. Upon the reasonable written request of the Holder, the Company shall within three business days confirm orally or in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Warrant or securities issued pursuant to the Purchase Agreement.

7 Note to Form: This Section 5(c) will be included only for Warrants issued to NEA, EcoR1, Sphera and any Purchasers affiliated therewith.
8 Note to Form: This figure will be included only for Warrants issued to NEA and any Purchasers affiliated therewith.
9 Note to Form: This figure will be included only for Warrants issued to EcoR1 and any Purchasers affiliated therewith.
10 Note to Form: This figure will be included only for Warrants issued to Sphera and any Purchasers affiliated therewith.
6.    CERTIFICATE OF ADJUSTMENT. Whenever the Exercise Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall, at its expense, promptly deliver to the Holder a certificate of an officer of the Company setting forth the nature of such adjustment and showing in detail the facts upon which such adjustment is based.

7.    COMPLIANCE WITH SECURITIES LAWS.
(a)The Holder understands that this Warrant and the Warrant Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations this Warrant and the Warrant Shares may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. In this connection, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
(b)Prior and as a condition to the sale or transfer of the Warrant Shares issuable upon exercise of this Warrant, the Holder shall furnish to the Company such certificates, representations, agreements and other information, including an opinion of counsel, as the Company or the Company’s transfer agent reasonably may require to confirm that such sale or transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, unless such Warrant Shares are being sold or transferred pursuant to an effective registration statement.
(c)The Holder acknowledges that the Company may place a restrictive legend on the Warrant Shares issuable upon exercise of this Warrant in order to comply with applicable securities laws, unless such Warrant Shares are otherwise freely tradable under Rule 144 of the Securities Act.
8.    NOTICES OF RECORD DATE. In the event of:
(a)any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus of the Company) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or
(b)any voluntary or involuntary dissolution, liquidation or winding-up of the Company, then and in each such event the Company will mail or cause to be delivered to the Holder (or a permitted transferee) a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the date on which any such dissolution, liquidation or winding-up is to take place, and the time, if any, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such dissolution, liquidation or winding-up. Such notice shall be delivered at least ten (10) days prior to the date therein specified.

9.    REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.
10.    ISSUANCE OF NEW WARRANTS. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Sections 9 or 10, the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.
11.    AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.
12.    TRADING DAYS. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be other than a day on which the Common Stock is traded (which for the avoidance of doubt includes a Saturday, Sunday or a legal U.S. holiday) on the NASDAQ Global Market, or, if the NASDAQ Global Market is not the principal trading market for the Common Stock or other such securities, as applicable, then on the principal securities exchange or securities market on which the Common Stock is then traded, then such action may be taken or such right may be exercised on the next succeeding day on which the Common Stock is so traded.
13.    TRANSFERS; EXCHANGES.
(a)Subject to compliance with applicable federal and state securities laws and Section 8 hereof, this Warrant may be transferred by the Holder with respect to all of the Warrant Shares purchasable hereunder. For a transfer of this Warrant as an entirety by Holder, upon surrender of this Warrant to the Company, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Holder, the Company shall issue a new Warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Holder, for transfer of this Warrant with respect to a portion of the Warrant Shares purchasable hereunder, the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 10), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 10) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.
(b)This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company for other warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. This Warrant may be combined with other warrants that carry the same rights upon presentation hereof at the principal office of the Company together with a written notice specifying the denominations in which new warrants are to be issued to the Holder and signed by the Holder hereof. The term “Warrants” as used herein includes any warrants into which this Warrant may be divided or exchanged.
14.    GOVERNING LAW; VENUE. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. With respect to any disputes arising out of or related to this Warrant, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California). Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.    DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price, the arithmetic calculation of the Warrant Shares or under Sections 2 or 6, the disputing party shall submit the disputed determinations or arithmetic calculations to the other party. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) business days of such disputed determination or arithmetic calculation being submitted to the non-disputing party, then the Company shall, within two (2) business days submit the dispute to an independent, reputable accountant. The Company shall cause, at the expense of the prevailing party, the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) business days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation shall be binding upon all parties absent demonstrable error.
16.    REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/

or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.
17.    CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.
18.    MISCELLANEOUS. All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed electronic mail, or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of electronic mail transmission, or when so received in the case of mail or courier, and addressed as follows: (a) if to the Company, at 7000 Shoreline Court, Suite 371, South San Francisco, California, Attention: Chief Executive Officer, Email: ####@achaogen.com; with a copy to (which shall not constitute notice) Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, Attention: Mark Roeder, E-Mail: mark.roeder@lw.com and (b) if to the Holder, at such address or addresses (including copies to counsel) as may have been furnished by the Holder to the Company in writing. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.
[Signature Page Follows]

IN WITNESS WHEREOF, this Common Stock Purchase Warrant is issued effective as of the date first set forth above.
ACHAOGEN, INC.

By: _____________________________________
Name:    Kenneth J. Hillan, M.B., Ch. B.
Title:    President and Chief Executive Officer

SIGNATURE PAGE TO
WARRANT NO. 2016-«WARRANT NO»

EXHIBIT A

NOTICE OF INTENT TO EXERCISE
(To be signed only upon exercise of Warrant)
To: Achaogen, Inc.

The undersigned, the Holder of the attached Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, __________________________ shares of Common Stock of Achaogen, Inc., a Delaware corporation (the “Company”), and (choose one)
__________ herewith makes payment of USD ___________________________ thereof
or
__________ elects to Net Exercise the Warrant pursuant to Section 1(b)(2) thereof.
The undersigned requests that the certificates or book entry position evidencing the shares to be acquired pursuant to such exercise be issued in the name of, and delivered to __________________________________________, whose address is ____________________________________________________________________________________________________.
[By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 5(c) of the Warrant to which this notice relates.]11
By its signature below the undersigned hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the attached Warrant as of the date hereof, including Section 8 thereof.
DATED: _____________________
(Signature must conform in all
respects to name of the Holder
as specified on the face of the
Warrant)

_____________________________________
«Holder»
Address:    _____________________________
_____________________________________
_____________________________________

11 Note to Form: This sentence will be included only for Warrants issued to NEA, EcoR1, Sphera and any Purchasers affiliated therewith.

EXHIBIT B

NOTICE OF ASSIGNMENT FORM

FOR VALUE RECEIVED, «Holder» (the “Assignor”) hereby sells, assigns and transfers all of the rights of the undersigned Assignor under the attached Warrant with respect to the number of shares of common stock of Achaogen, Inc., a Delaware corporation (the “Company”), covered thereby set forth below, to the following “Assignee” and, in connection with such transfer, represents and warrants to the Company that the transfer is in compliance with Section 8 of the Warrant and applicable federal and state securities laws:

NAME OF ASSIGNEE	ADDRESS

Number of shares:
Dated:	Signature:

ASSIGNEE ACKNOWLEDGMENT

The undersigned Assignee acknowledges that it has reviewed the attached Warrant and by its signature below it hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the Warrant as of the date hereof, including Section 8 thereof.

Signature:_______________________________

By: ____________________________________
Its: ____________________________________
Address:
______________________________
______________________________
______________________________